WAREHOUSING CREDIT AND SECURITY AGREEMENT

AMONG

MMA CONSTRUCTION FINANCE, LLC

as Borrower

AND

WASHINGTON MUTUAL BANK,

as Lender
TABLE OF CONTENTS

1.	THE CREDIT

1.1. 1.2. 1.3.	The Warehousing Commitment Expiration of Warehousing Commitment Warehousing Note

2.	PROCEDURES FOR OBTAINING ADVANCES

2.1.	Warehousing Advances

3.	INTEREST, PRINCIPAL AND FEES

3.1. 3.2. 3.3. 3.4. 3.5. 3.6. 3.7. 3.8.	Interest Interest Limitation Principal Payments Warehousing Fees Miscellaneous Fees and Charges Overdraft Advances Method of Making Payments Buydowns.

4.	COLLATERAL

4.1. 4.2. 4.3. 4.4. 4.5. 4.6.	Grant of Security Interest
Maintenance of Collateral Records
Release of Security Interest in Pledged Loans
Collection and Servicing Rights
Return of Collateral at End of Warehousing Commitment
Delivery of Collateral Documents

5.	CONDITIONS PRECEDENT

5.1. 5.2. 5.3.	Initial Advance Each Advance Force Majeure

6.	GENERAL REPRESENTATIONS AND WARRANTIES

6.1. 6.2. 6.3. 6.4. 6.5. 6.6. 6.7. 6.8. 6.9. 6.10. 6.11. 6.12. 6.13. 6.14.	Place of Business
Organization; Good Standing; Subsidiaries
Authorization and Enforceability
Approvals
Financial Condition
Litigation
Compliance with Laws
Regulation U
Investment Company Act
Payment of Taxes
Agreements
Title to Properties
ERISA
Assumed Names

7.	AFFIRMATIVE COVENANTS

7.1. 7.2. 7.3. 7.4. 7.5. 7.6. 7.7. 7.8. 7.9. 7.10. 7.11. 7.12.	Payment of Obligations
Financial Statements
Other Borrower Reports
Maintenance of Existence; Conduct of Business
Compliance with Applicable Laws
Inspection of Properties and Books; Operational Reviews
Notice
Payment of Debt, Taxes and Other Obligations
Insurance
Closing Instructions
Other Loan Obligations
Use of Proceeds of Warehousing Advances

8.	NEGATIVE COVENANTS

8.1. 8.2. 8.3. 8.4. 8.5. 8.6. 8.7. 8.8.	Restrictions on Fundamental Changes
Accounting Changes
Minimum Consolidated Tangible Net Worth
Maximum Consolidated Leverage Ratio
Minimum Liquidity
Maximum Consolidated Senior Indebtedness Ratio
Minimum Consolidated Interest and Distributions Coverage Ratio
Underwriting Guidelines

9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

9.1. 9.2. 9.3. 9.4.	Special Representations and Warranties Concerning Warehousing Collateral
Special Affirmative Covenants Concerning Warehousing Collateral
Special Negative Covenants Concerning Warehousing Collateral
Special Representations and Warranties Concerning Bridge Mortgage Loans

10.	DEFAULTS; REMEDIES

10.1. 10.2. 10.3. 10.4. 10.5.	Events of Default Remedies Application of Proceeds Lender Appointed Attorney-in-Fact Right of Set-Off

11.	MISCELLANEOUS

11.1. 11.2. 11.3. 11.4. 11.5. 11.6. 11.7. 11.8. 11.9. 11.10. 11.11. 11.12. 11.13. 11.14. 11.15. 11.16.	Notices
Reimbursement Of Expenses; Indemnity
Financial Information
Terms Binding Upon Successors; Survival of Representations
Assignment
Amendments
Governing Law
Participations
Relationship of the Parties
Severability
Counterparts
Headings/Captions
Entire Agreement
Consent to Jurisdiction
Waiver of Jury Trial
Waiver of Punitive, Consequential, Special or Indirect Damages

12.	DEFINITIONS

12.1.	Defined Terms

12.2.	Other Definitional Provisions; Terms of Construction

EXHIBITS

Exhibit A-BR	Request for Advance Against Eligible Bridge Mortgage Loans

Exhibit A-APP-BR	Approval Request for Warehousing Advance Against Bridge Mortgage Loans

Exhibit B-BR	Procedures and Documentation for Warehousing Bridge Mortgage Loans

Exhibit B	Schedule of Servicing Portfolio

Exhibit C	Omitted Intentionally

Exhibit D	Subsidiaries

Exhibit E	Compliance Certificate

Exhibit F	Schedule of Lines of Credit

Exhibit G	Assumed Names

Exhibit H	Eligible Loans and Other Assets

Exhibit I	Collateral Operations Fee Schedule

WAREHOUSING CREDIT AND SECURITY AGREEMENT

WAREHOUSING CREDIT AND SECURITY AGREEMENT, dated as of May 31, 2006 among MMA CONSTRUCTION FINANCE, LLC, a Maryland limited liability company, as borrower (the “Borrower”) and WASHINGTON MUTUAL BANK, as lender (“Lender”).

A.	Borrower has requested certain financing from Lender.

B.	Lender has agreed to provide that financing to Borrower subject to the terms and conditions of this Agreement.

C.	Subject to Borrower’s satisfaction of the conditions set forth in Article 5, the “Closing Date” for the transactions contemplated by this Agreement is the date set forth as the Closing Date on the signature page to this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.	THE CREDIT

1.1. The Warehousing Commitment

On the terms and subject to the conditions and limitations of this Agreement, including Exhibit H, Lender agrees to make Warehousing Advances to Borrower from the Closing Date to the Business Day immediately preceding the Warehousing Commitment Termination Date, during which period Borrower may borrow, repay and reborrow in accordance with the provisions of this Agreement. Lender has no obligation to make Warehousing Advances in excess of the Warehousing Commitment Amount. While a Default or Event of Default exists, Lender may refuse to make any additional Warehousing Advances to Borrower. All Warehousing Advances under this Agreement constitute a single indebtedness, and all of the Collateral is security for the Warehousing Note and for the performance of all of the Obligations.

1.2. Expiration of Warehousing Commitment

1.2	(a) The Warehousing Commitment expires on the earlier of (“Warehousing Commitment Termination Date”): (a) April 1, 2008, on which date the Warehousing Commitment will expire of its own term; provided, however, Lender shall have the option (exercisable at its sole and absolute discretion) in connection with its annual review of Borrower and Borrower’s business, operations, assets or financial condition to either (i) reset the covenants contained herein or (ii) immediately terminate its obligations under this Agreement (including, without limitation, as a result of any change in the general business plan of Lender or any adverse change in Borrower’s business, operations, assets or financial condition as a whole); provided further that if Lender opts to so terminate and subject to Lender’s other rights and remedies hereunder, the Warehousing Maturity Date shall be deemed to be 12 months after the effective date of such termination; and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2.

1.2	(b) Upon not less than sixty (60) days prior written notice to the Lender, Borrower may terminate the Warehousing Commitment (effective 60 days from the date of such notice) at any time in which event Borrower shall pay to the Lender the outstanding principal amount of all Warehousing Advances and any accrued and unpaid interest on or before the effective date of such termination.

1.3. Warehousing Note

Warehousing Advances are evidenced by Borrower’s promissory note, payable to Lender on the form prescribed by Lender (“Warehousing Note”). The term “Warehousing Note” as used in this Agreement includes all amendments, restatements, renewals or replacements of the original Warehousing Note and all substitutions for it. All terms and provisions of the Warehousing Note are incorporated into this Agreement.

2.	PROCEDURES FOR OBTAINING ADVANCES

2.1. Warehousing Advances

To obtain a Warehousing Advance under this Agreement, Borrower must deliver not later than (a) 7 Business Days before the Business Day on which Borrower desires the Warehousing Advance against a Bridge Mortgage Loan, an Approval Request and Underwriting Documents and (b) 12:00 p.m. (Central Time) on the Business Day on which Borrower desires the Warehousing Advance against a Bridge Mortgage Loan which has been previously approved by the Lender for inclusion in Collateral pursuant to this Section 2.1, a Warehousing Advance Request (“Warehousing Advance Request"). Within 5 Business Days after receipt of an Approval Request and Underwriting Documents for a Bridge Mortgage Loan, Lender may, in its sole discretion, accept or reject that Approval Request, and will notify Borrower of its decision. Subject to the delivery and approval of a Warehousing Advance Request, the delivery of the Underwriting Documents and the satisfaction of the conditions set forth in Sections 5.1 and 5.2, Borrower may obtain a Warehousing Advance under this Agreement upon compliance with the procedures set forth in this Section and in the applicable Exhibit B, including delivery to Lender of all required Collateral Documents. Lender’s current form of Warehousing Advance Request is set forth in the applicable Exhibit A. Upon not less than 3 Business Days’ prior Notice to Borrower, Lender may modify its form of Approval Request and Warehousing Advance Request to conform to current legal requirements or Lender practices and, as so modified, those documents will become part of this Agreement.

3.	INTEREST, PRINCIPAL AND FEES

3.1. Interest

3.1	(a) Except as otherwise provided in this Section, Borrower must pay interest on the unpaid amount of each Warehousing Advance from the date the Warehousing Advance is made until it is paid in full at the Interest Rate.

3.1	(b) Lender computes interest on the basis of the actual number of days in each month and a year of 360 days (“Accrual Basis”). Lender shall on or before the fifteenth (15th) of each month deliver to the Borrower billings for interest due and payable for the immediately preceding month on Warehousing Advances and administrative fees due and payable as set forth in Section 3.1(c) below and all Miscellaneous Fees and Charges. On or before the twenty-fifth (25th) of each month, the Borrower shall pay to the Lender the full amount of interest and fees billed for the immediately preceding month.

3.1	(c) If, for any reason, (1) Borrower repays a Warehousing Advance on the same day that it was made by Lender or (2) Borrower instructs Lender not to make a previously requested Warehousing Advance after Lender has reserved funds or made other arrangements necessary to enable Lender to fund that Warehousing Advance, Borrower agrees to pay to Lender an administrative fee equal to 1 day of interest on that Warehousing Advance at the rate of 1.50% per annum. Borrower must pay all administrative fees in accordance with Section 3.1(b) above.

3.1	(d) After an Event of Default occurs and upon Notice to Borrower by Lender, unless and until such Event of Default is waived or cured as provided in this Agreement, the unpaid amount of each Warehousing Advance will bear interest at the Default Rate until paid in full.

3.1	(e) Lender will adjust the rates of interest pursuant to the terms of in this Agreement as of the effective date of each change in the applicable index. Lender’s determination of such rates of interest as of any date of determination is conclusive and binding, absent manifest error.

3.2. Interest Limitation

Lender does not intend, by reason of this Agreement, the Warehousing Note or any other Loan Document, to receive interest in excess of the amount permitted by applicable law. If Lender receives any interest in excess of the amount permitted by applicable law, whether by reason of acceleration of the maturity of this Agreement, the Warehousing Note or otherwise, Lender will apply the excess to the unpaid principal balance of the Warehousing Advances and not to the payment of interest. If all Warehousing Advances have been paid in full and the Warehousing Commitment has expired or has been terminated, Lender will remit any excess to Borrower. This Section controls every other provision of all agreements between Borrower and Lender and is binding upon and available to any subsequent holder of the Warehousing Note.

3.3. Principal Payments

3.3	(a) Borrower must pay Lender the outstanding principal amount of all Warehousing Advances and any accrued and unpaid interest on the Warehousing Maturity Date.

3.3	(b) Except as otherwise provided in Section 3.1, Borrower may prepay any portion of the Warehousing Advances without premium or penalty at any time.

3.3	(c) Upon telephonic or written Notice to Borrower by Lender, Borrower must pay to Lender, and Borrower authorizes Lender to charge Borrower’s Operating Account for, the amount of any outstanding Warehousing Advance against a specific Pledged Asset upon the earliest occurrence of any of the following events:

(1)	For any Pledged Loan, the Warehouse Period elapses.

(2)	For any Pledged Loan, the Shipped Period elapses.

(3)	With respect to Pledged Loans which are to be funded with a Warehousing Advance, on the date a Warehousing Advance was made if the Pledged Loan to be funded by that Warehousing Advance is not closed and funded.

(4)	Two (2) Business Days elapse from the date a Warehousing Advance was made against a Pledged Loan, without receipt of the Collateral Documents relating to that Pledged Loan required to be delivered on that date or such Collateral Documents, upon examination by Lender, are not found to be in compliance with the requirements of this Agreement.

(5)	Ten (10) Business Days elapse without the return of a Collateral Document delivered by Lender to Borrower under a Trust Receipt for correction or completion.

(6)	On the date on which a Pledged Loan is determined to have been originated based on untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not Borrower had knowledge of the misrepresentation, incomplete or incorrect information or fraud, on the date on which Borrower knows, has reason to know, or receives Notice from Lender, that (A) one or more of the representations and warranties set forth in Article 9 is or becomes inaccurate or incomplete in any material respect on any date regardless of when made or deemed made, or (B) Borrower has failed to perform or comply with any covenant, term or condition applicable to it set forth in Article 9.

(7)	On the date the Pledged Loan or a Lien prior to the interest securing repayment of the Pledged Loan is defaulted and remains in default for a period of 60 days or more.

(8)	Upon the sale, other disposition, refinancing or other prepayment of any Pledged Asset.

(9)	With respect to any Pledged Loan, any of the Collateral Documents, upon examination by Lender, are found not to be in compliance with the requirements of this Agreement.

(10)	On the date 60 days after Borrower’s initiation of foreclosure proceeding or against a Pledged Loan.

(11)	On the date after a bankruptcy proceeding is commenced and has not been dismissed against an obligor of a Pledged Loan.

(12)	Upon the sale, maturity, other disposition, refinancing or repayment of any Pledged Loan.

3.3	(d) In addition to the payments required by Sections 3.3(a) and 3.3(c), if the principal amount of any Pledged Loan is prepaid in whole or in part while a Warehousing Advance is outstanding against the Pledged Loan, Borrower must pay to Lender, without the necessity of prior demand or Notice from Lender, and Borrower authorizes Lender to charge Borrower’s Operating Account for, the amount of the prepayment, to be applied against the Warehousing Advance.

3.3	(e) The proceeds of the sale, other disposition or repayment of Pledged Assets must be paid directly by the purchaser or refinancing lender to the Cash Collateral Account. Borrower must give Notice to Lender in writing or by telephone (followed promptly by written Notice) of the Pledged Assets for which proceeds have been received. Upon receipt of Borrower’s Notice, Lender will apply any proceeds deposited into the Cash Collateral Account to the payment of the Warehousing Advances related to the Pledged Assets identified by Borrower in its Notice, and those Pledged Assets will be considered to have been redeemed from pledge. Lender is entitled to rely upon Borrower’s affirmation that deposits in the Cash Collateral Account represent proceeds of the purchase or repayment of the Pledged Assets specified by Borrower in its Notice. If the payment for the purchase or repayment of Pledged Assets is less than the outstanding Warehousing Advances against the Pledged Assets identified by Borrower in its Notice, Borrower must pay to Lender, and Borrower authorizes Lender to charge Borrower’s Operating Account in, an amount equal to that deficiency. As long as no Default or Event of Default exists, Lender will return to Borrower any excess proceeds of Pledged Assets.

3.3	(f) Lender reserves the right to revalue any Pledged Loan. Borrower must pay to Lender, without the necessity of prior demand or Notice from Lender, and Borrower authorizes Lender to charge Borrower’s Operating Account for, any amount required after any such revaluation to reduce the principal amount of the Warehousing Advance outstanding against the revalued Pledged Loan to an amount equal to the Advance Rate for the applicable type of Eligible Loan multiplied by the Fair Market Value of the Pledged Loan.

3.3	(g) Borrower must give Lender Notice not later than 1:00 p.m. (Central Time) on any Business Day of the payment on such day to Lender of proceeds of Pledged Assets or any other payment on the Obligations if the amount of the payment exceeds $10,000,000.00.

3.4. Warehousing Fees

3.4	(a) At the end of each month during the term of this Agreement (i.e., from its effective date through the Termination Date), the Lender shall determine average usage of the Warehousing Commitment by calculating the arithmetic daily average of the outstanding balance of Warehousing Advances in that month. The Lender shall then subtract the average usage (the “Used Portion”) from the Warehousing Commitment Amount (the result being called the “Unused Portion”) and the Borrower shall pay in arrears (without duplication of payment), on or before five (5) days after the later of (a) the end of each month or (b) the Borrower’s receipt of the Lender’s bill for such monthly period, a fee (“Non-Usage Fee”) equal to .125% per annum on the total amount of the Unused Portion of the Warehousing Commitment for that month, as compensation to the Lender for its agreement to make the Warehousing Commitment available to the Borrower during that month and not as compensation for the use, forbearance or detention of money (i.e., as a “true commitment fee” under Texas law); provided that such fee shall be waived for any calendar month if the Unused Portion for such month is equal to or less than fifty percent (50%) of the Warehousing Commitment Amount. Each calculation by the Lender of the amount of any Non-Usage Fee shall be conclusive and binding on the Borrower, absent manifest error.

3.4	(b) At the end of each month during the term of this Agreement, the Borrower shall pay to the Lender in arrears on or before five (5) days after the later of (a) the end of each calendar month or (b) the Borrower’s receipt of the Lender’s bill for such monthly period, a transaction fee equal to TWO HUNDRED FIFTY AND NO/100 DOLLARS ($250.00) for each Pledged Loan then held by Lender during such month and for which Lender has not previously received a transaction fee, for the handling and administration of Advances and Collateral.

3.5. Miscellaneous Fees and Charges

Borrower must reimburse Lender for all Miscellaneous Fees and Charges actually incurred and which are separately itemized in writing by Lender. Borrower must pay to the Lender all Miscellaneous Fees and Charges in accordance with Section 3.1(b) above..

3.6. Overdraft Advances

If Lender debits Borrower’s Operating Account or honors an item presented against the Operating Account and that debit or honor results in an overdraft, Lender may make an additional Warehousing Advance to fund that overdraft (“Overdraft Advance”). Borrower must pay (a) the outstanding amount of any Overdraft Advance, within 1 Business Day after the date of the Overdraft Advance, and (b) interest on the amount of the Overdraft Advance, at a rate per annum equal to the Prime Rate plus 2%, within 9 days after the date of Lender’s invoice.

3.7. Method of Making Payments

3.7	(a) Unless otherwise specified in this Agreement, Borrower must make all payments under this Agreement to Lender by the close of business on the date when due unless the date is not a Business Day. If the due date is not a Business Day, payment is due on, and interest will accrue to, the next Business Day. Borrower must make all payments in United States dollars in immediately available funds transferred by wire to accounts designated by Lender.

3.7	(b) Borrower authorizes Lender to charge Borrower’s Operating Account for the full amount of interest and fees billed for the immediately preceding month pursuant to Section 3.1(b) of this Agreement, which are due and payable on the 25th day of each calendar month, without the necessity of prior demand or Notice from Lender.

3.7	(c) While a Default or Event of Default exists, Borrower authorizes Lender to charge Borrower’s Operating Account for any Obligations due and payable to Lender, without the necessity of prior demand or Notice from Lender.

3.8. Buydowns.

Borrower may prepay a portion of the Warehousing Advances in an amount equal to $250,000 or an integral multiple $100,000 in excess thereof pursuant to this Section 3.8 (any such prepayments hereafter referred to as a “Buydown”). A Buydown shall be deemed a prepayment of Warehousing Advances as agreed between Borrower and Lender, but shall not entitle Borrower to the release of any Collateral. Borrower shall provide Lender with advance notice of any Buydown not later than 11:00 a.m. (Central Time) on the date of such Buydown. All or any portion of a Buydown may be reborrowed (“Buyup”) in an amount equal to $250,000 or an integral multiple of $100,000 in excess thereof, upon written notice to Lender no later than 10:30 a.m. (Central Time) on any Business Day, provided no Default or Event of Default has occurred and is continuing and all other conditions precedent have been satisfied or waived. Lender shall withdraw each Buydown from Borrower’s Operating Account by 12:00 noon (Central Time) on the day thereof. Each request for a Buydown or Buyup will be on the corporate letterhead of Borrower and no more than 2 Buydowns/Buyups will occur in any one week period. In the event Lender receives a payment of Warehousing Advances which would, as a result of the Buydown, reduce the outstanding principal balance of the Warehousing Advances to an amount less than zero, a portion of the Buydown sufficient to eliminate such shortfall equal to $250,000 or an integral multiple of $100,000 in excess thereof, will be readvanced to Borrower. Lender may apply the Buydown to reduce the interest on Warehousing Advances in such order as Lender, in its sole discretion, shall determine.

4.	COLLATERAL

4.1. Grant of Security Interest

As security for the payment of the Warehousing Note and for the performance of all of Borrower’s Obligations, Borrower grants a security interest to Lender in all of Borrower’s right, title and interest in and to the following described property (“Collateral”):

4.1	(a) All amounts advanced by Lender to or for the account of Borrower under this Agreement to fund a Bridge Mortgage Loan until that Bridge Mortgage Loan is closed and those funds disbursed.

4.1	(b) All Bridge Mortgage Loans, including all Mortgage Notes, Mortgages and Security Agreements evidencing or securing those Bridge Mortgage Loans, that are delivered or caused to be delivered to Lender (including delivery to a third party on behalf of Lender), or that otherwise come into the possession, custody or control of Lender for the purpose of assignment or pledge in connection with this Agreement, are otherwise described in any Warehousing Advance Request or in respect of which Lender has made a Warehousing Advance under this Agreement, and in the event the Release Amount has not been paid with respect to any Bridge Mortgage Loans pledged hereunder (collectively, “Pledged Loans”).

4.1	(c) All commitments, if any, to insure or guarantee any Bridge Mortgage Loans included in the Pledged Loans; all Purchase Commitments held by Borrower covering Pledged Loans or proposed permanent Pledged Loans, and all proceeds from the sale of Pledged Loans to Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing rights or contracts and servicing fees and income or other proceeds, amounts and payments payable to Borrower as compensation or reimbursement, accounts, payments, intangibles and general intangibles of every kind relating to Pledged Loans, Purchase Commitments, private mortgage insurance and commitments, and all other documents or instruments relating to Pledged Loans, including any guaranties, intercreditor agreements and any interest of Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Loans.

4.1	(d) All escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records, including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Collateral, (in each case if and to the extent applicable to the Collateral) and other information and data of Borrower relating to the Collateral.

4.1	(e) All cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of Lender or Lender’s agent, bailee or custodian or designated on the books and records of Borrower as assigned and pledged to Lender, including all cash deposited in the Cash Collateral Account and the Wire Disbursement Account.

4.1	(f) All Hedging Arrangements related to the Collateral (“Pledged Hedging Arrangements”) and Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that Lender’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts applies only to benefits, including rights to payment, related to the Collateral.

4.1	(g) All cash and non-cash proceeds of the Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Collateral, and all products and proceeds of the Collateral, together with whatever is receivable or received when the Collateral or proceeds of Collateral are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral or proceeds of Collateral.

4.2. Maintenance of Collateral Records

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower must preserve and maintain, at its chief executive office and principal place of business or in a regional office approved by Lender, or in the office of a computer service bureau engaged by Borrower and approved by Lender and, upon Lender’s reasonable request, make available to Lender the originals, or copies in any case where the originals have been delivered to Lender or to an Investor, of any Mortgage Notes, Mortgages and Security Agreements included in Pledged Loans and all other agreements or documents evidencing, securing or backing Pledged Assets, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

4.3. Release of Security Interest in Pledged Loans

4.3	(a) Except as provided in Section 4.3(b), Lender will release its security interest in the Pledged Loans only against payment to Lender of the Release Amount in connection with those Pledged Loans. Borrower shall not convert Pledged Loans to Mortgage-backed Securities.

4.3	(b) If no Default or Event of Default occurs and is continuing, Borrower may redeem a Pledged Loan from Lender’s security interest by notifying Lender of its intention to redeem the Pledged Loan from pledge and paying, or causing an Investor to pay, to Lender, for application as a prepayment on the principal balance of the Warehousing Note, the Release Amount in connection with the Pledged Loan.

4.3	(c) After a Default or Event of Default occurs, Lender may, with no liability to Borrower or any Person, continue to release its security interest in any Pledged Loan against payment of the Release Amount for that Pledged Loan.

4.3	(d) The amount to be paid by Borrower to obtain the release of Lender’s security interest in a Pledged Loan (“Release Amount”) will be (1) in connection with the sale of a Pledged Loan by Lender while an Event of Default exists, the amount paid to Lender in a commercially reasonable disposition of that Pledged Loan and (2) otherwise, until an Event of Default occurs, the principal amount of the Warehousing Advance outstanding against the Pledged Loan.

4.4. Collection and Servicing Rights

4.4	(a) If no Event of Default exists, Borrower may service and receive and collect directly all sums payable to Borrower in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral. All proceeds of any Purchase Commitment or any other sale of Collateral must be paid directly to the Cash Collateral Account for application as provided in this Agreement.

4.4	(b) After an Event of Default, Lender or its designee is entitled to service and receive and collect all sums payable to Borrower in respect of the Collateral, and in such case (1) Lender or its designee in its discretion may, in its own name, in the name of Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but Lender has no obligation to do so, (2) Borrower must, if Lender requests it to do so, hold in trust for the benefit of Lender and immediately pay to Lender at its office designated by Notice, all amounts received by Borrower upon or in respect of any of the Collateral, advising Lender as to the source of those funds and (3) all amounts so received and collected by Lender will be held by it as part of the Collateral.

4.5. Return of Collateral at End of Warehousing Commitment

If (a) the Warehousing Commitment has expired or been terminated, and (b) no Warehousing Advances, interest or other Obligations are outstanding and unpaid, Lender will, after notice from the Borrower, promptly release its security interest and will promptly deliver all Collateral in its possession to Borrower at Borrower’s expense. Borrower’s acknowledgement or receipt for any Collateral released or delivered to Borrower under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and Lender is discharged from any liability or responsibility for that Collateral.

4.6. Delivery of Collateral Documents

4.6	(a) Lender may deliver documents relating to the Collateral to Borrower for correction or completion under a Trust Receipt.

4.6	(b) If no Default or Event of Default exists, upon delivery by Borrower to Lender of shipping instructions pursuant to the applicable Exhibit B, Lender will deliver the Mortgage Notes evidencing Pledged Loans, together with all related loan documents previously received by Lender under the requirements of the applicable Exhibit B, to the designated Investor or to another party designated by Borrower and acceptable to Lender in its sole discretion.

4.6	(c) If a Default or Event of Default exists, Lender may, without liability to Borrower or any other Person, continue to deliver Pledged Loans, together with all related loan documents in Lender’s possession, to the applicable Investor or to another party acceptable to Lender in its sole discretion.

4.6	(d) Borrower Remains Liable

Anything herein to the contrary notwithstanding, Borrower shall remain liable under each item of the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms thereof and any other agreement giving rise thereto, and in accordance with and pursuant to the terms and provisions thereof. Whether or not Lender has exercised any rights in any of the Collateral, Lender shall have no obligation or liability under any of the Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by Lender of any payment relating thereto, nor shall Lender be obligated in any manner to perform any of the obligation of Borrower under or pursuant to any of the Collateral (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any of the collateral (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

4.6	(e) Further Assurance

Borrower authorizes Lender to file financing statements to perfect and continue Lender’s security interest in the Collateral. Borrower will execute and cooperate with Lender in obtaining from third parties control agreements in form satisfactory to Lender with respect to collateral consisting of investment property, deposit accounts, letter-of-credit rights, and electronic chattel paper.

5.	CONDITIONS PRECEDENT

5.1. Initial Advance

Lender’s obligation to make the initial Warehousing Advance, is subject to the satisfaction, in the sole discretion of Lender, of the following conditions precedent:

5.1	(a) Lender must receive the following, all of which must be satisfactory in form and content to Lender, in its sole discretion:

(1)	The Warehousing Note and this Agreement duly executed by Borrower.

(2)	Borrower’s articles of organization or formation, together with all amendments, as certified by the Secretary of State of Maryland, Borrower’s operating agreement, together with all amendments, certified by the manager of Borrower, and certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that Borrower is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(3)	A resolution, consent or approval of all of the members of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Warehousing Advance Request and all other agreements, instruments or documents to be delivered by Borrower under this Agreement.

(4)	A certificate as to the incumbency and authenticity of the signatures of the managers of Borrower executing this Agreement and the other Loan Documents.

(5)	Assumed Name Certificates dated within 30 days of the date of this Agreement for any assumed name used by Borrower in the conduct of its business.

(6)	Uniform Commercial Code, tax lien and judgment searches of the appropriate public records for Borrower that do not disclose the existence of any prior Lien on the Collateral other than in favor of Lender or as permitted under this Agreement.

(7)	Copies of Borrower’s errors and omissions insurance policy or mortgage impairment insurance policy, and blanket bond coverage policy, or certificates in lieu of policies, showing compliance by Borrower as of the date of this Agreement with the provisions of Section 7.9.

(8)	The Guaranty duly executed by Guarantor.

(9)	Guarantor’s articles of organization or formation, together with all amendments, as certified by the Secretary of State of Delaware, Guarantor’s operating agreement, together with all amendments, certified by the Secretary of Guarantor, and certificates of good standing dated within 60 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that Guarantor is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(10)	A resolution, consent or approval of certified by the Secretary of Guarantor authorizing the execution, delivery and performance of the Guaranty.

(11)	Receipt by Lender of any fees due on the date of this Agreement.

5.1	(b) Borrower must not have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business, since the Audited Statement Date.

5.2. Each Advance

Lender’s obligation to make the initial and each subsequent Warehousing Advance is subject to the satisfaction, in the sole discretion of Lender, as of the date of each Warehousing Advance, of the following additional conditions precedent:

5.2	(a) Borrower must have delivered to Lender the Warehousing Advance Request and Collateral Documents required by, and must have satisfied the procedures set forth in, Article 2 and the Exhibits described in that Article. All items delivered to Lender must be satisfactory to Lender in form and content, and Lender may reject any item that does not satisfy the requirements of this Agreement.

5.2	(b) Lender must have received evidence satisfactory to it as to the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of Lender in the Collateral under the Uniform Commercial Code or other applicable law.

5.2	(c) The representations and warranties of Borrower contained in Article 6 and Article 9 must be accurate and complete in all material respects as if made on and as of the date of each Warehousing Advance.

5.2	(d) Borrower must have performed in all material respects all agreements to be performed by it under this Agreement, and after giving effect to the requested Warehousing Advance, no Default or Event of Default will exist under this Agreement.

Delivery of a Warehousing Advance Request by Borrower will be deemed a representation by Borrower that all conditions set forth in this Section have been satisfied as of the date of the Warehousing Advance.

5.3. Force Majeure

Notwithstanding Borrower’s satisfaction of the conditions set forth in this Agreement, Lender has no obligation to make a Warehousing Advance if Lender is prevented from obtaining the funds necessary to make a Warehousing Advance, or is otherwise prevented from making a Warehousing Advance as a result of any fire or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the control of Lender. Lender will make the requested Warehousing Advance as soon as reasonably possible following the occurrence of such an event.

6.	GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

6.1. Place of Business

Borrower’s chief executive office and principal place of business is 621 East Pratt Street, suite 300, Baltimore, Maryland 21202.

6.2. Organization; Good Standing; Subsidiaries

Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the full legal power and authority to own its property and to carry on its business as currently conducted. Borrower is duly qualified as a foreign limited liability company to do business and is in good standing in each jurisdiction in which the transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on Borrower’s business, operations, assets or financial condition as a whole. For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its formation and in each jurisdiction in which Borrower transacts business. Borrower has no Subsidiaries except as set forth on Exhibit D, which sets forth with respect to each Subsidiary, its name, address, jurisdiction of organization, each state in which it is qualified to do business, and the percentage ownership of its membership interests by Borrower. Each of Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the full legal power and authority to own its property and to carry on its business as currently conducted.

6.3. Authorization and Enforceability

Borrower has the power and authority to execute, deliver and perform this Agreement, the Warehousing Note and other Loan Documents to which Borrower is party and to make the borrowings under this Agreement. The execution, delivery and performance by Borrower of this Agreement, the Warehousing Note and the other Loan Documents to which Borrower is party and the making of the borrowings under this Agreement, and the Warehousing Note, have been duly and validly authorized by all necessary company action on the part of Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not (a) conflict with or violate any provision of law, of any judgments binding upon Borrower, or of the articles of organization or operating agreement of Borrower, or (b) conflict with or result in a breach of, constitute a default or require any consent under, or result in or require the acceleration of any indebtedness of Borrower under any agreement, instrument or indenture to which Borrower is a party or by which Borrower or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of Borrower (other than the Lien on the Collateral granted under this Agreement). This Agreement, the Warehousing Note and the other Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights.

6.4. Approvals

The execution and delivery of this Agreement, the Warehousing Note and the other Loan Documents and the performance of Borrower’s obligations under this Agreement, the Warehousing Note and the other Loan Documents and the validity and enforceability of this Agreement, the Warehousing Note and the other Loan Documents do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those that have been obtained and remain in full force and effect.

6.5. Financial Condition

The balance sheet of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) as of each Statement Date, and the related statements of income, cash flows and changes in members’ equity for the fiscal period ended on each Statement Date, furnished to Lender, fairly present the financial condition of Borrower (and, if applicable, Borrower’s Subsidiaries) as at that Statement Date and the results of its operations for the fiscal period ended on that Statement Date. Borrower had, on each Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments which are required to be disclosed or reserved against in accordance with GAAP which are not so disclosed by, or reserved against in, those financial statements. Those financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Audited Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of Borrower (and, if applicable, Borrower’s Subsidiaries), nor is Borrower aware of any state of facts that (with or without notice or lapse of time or both) would or could result in any such material adverse change.

6.6. Litigation

There are no actions, claims, suits or proceedings pending or, to Borrower’s knowledge, threatened or reasonably anticipated against or affecting Borrower or any Subsidiary of Borrower in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a material adverse change in Borrower’s business, operations, assets or financial condition as a whole, or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.

6.7. Compliance with Laws

Neither Borrower nor any Subsidiary of Borrower is in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could result in a material adverse change in Borrower’s business, operations, assets or financial condition as a whole or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.

6.8. Regulation U

Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Warehousing Advance made under this Agreement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

6.9. Investment Company Act

Borrower is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act.

6.10. Payment of Taxes

Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local income, excise, property and other tax returns that are required to be filed with respect to the operations of Borrower and its Subsidiaries, all such returns are true and correct and Borrower and each of its Subsidiaries has paid or caused to be paid all taxes shown on those returns or on any assessment, to the extent that those taxes have become due, including all FICA payments and withholding taxes, if appropriate, except in each case those which are being contested in good faith or which would not reasonably be expected to result in a Material Adverse Change. The amounts reserved as a liability for income and other taxes payable in the financial statements described in Section 6.5 are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Borrower and its Subsidiaries accrued for or applicable to the period and on the dates of those financial statements and all years and periods prior to those financial statements and for which Borrower and its Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person. No tax Liens have been filed and no material claims are being asserted against Borrower, any Subsidiary of Borrower or any property of Borrower or any Subsidiary of Borrower with respect to any taxes, fees or charges.

6.11. Agreements

Neither Borrower nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could result in a material adverse change in Borrower’s business, operations, properties or financial condition as a whole. No holder of any indebtedness of Borrower or of any of its Subsidiaries in the amount of $7,500,000.00 or more has given notice of any asserted default under that indebtedness, and no liquidation or dissolution of Borrower or of any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or of any of its Subsidiaries or any of its or their properties is pending, or to the knowledge of Borrower, threatened.

6.12. Title to Properties

Borrower and each Subsidiary of Borrower has good, valid, insurable and (in the case of real property) marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 6.5, except for those properties and assets that Borrower has disposed of since the date of those financial statements either in the ordinary course of business or because they were no longer used or useful in the conduct of Borrower’s or the Subsidiary’s business or except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.13. ERISA

6.13	(a) There are no violations of the applicable provisions of ERISA, the Code and other Federal or state laws that have resulted in or could be reasonably be expected to have a Material Adverse Change. Borrower, Guarantor, and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

6.13	(b) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

6.13	(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) adequate provision has been made for any Pension Plan that has any Unfunded Pension Liability; (iii) neither Borrower, Guarantor, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (iv) neither Borrower, Guarantor, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower, Guarantor, nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.14. Assumed Names

Borrower does not originate Bridge Mortgage Loans or otherwise conduct business under any names other than its legal name and the assumed names set forth on Exhibit G. Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Bridge Mortgage Loans or otherwise conducts business under any assumed name. Borrower’s use of the assumed names set forth on Exhibit G does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by Borrower to any other Person. Borrower may amend Exhibit G to add or delete any assumed names used by Borrower to conduct business. An amendment to Exhibit G to add an assumed name is not effective until Borrower has delivered to Lender an assumed name certificate in the jurisdictions in which the assumed name is to be used, which must be satisfactory in form and content to Lender, in its sole discretion. In connection with any amendment to delete a name from Exhibit G, Borrower represents and warrants that it has ceased using that assumed name in all jurisdictions.

7.	AFFIRMATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower must:

7.1. Payment of Obligations

Punctually pay or cause to be paid all Obligations, including the Obligations payable under this Agreement and under the Warehousing Note, in accordance with their terms.

7.2. Financial Statements

Deliver to Lender:

7.2	(a) As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of Borrower, excluding the last fiscal quarter of Borrower’s fiscal year, an interim statement of income of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) for that fiscal quarter and the period from the beginning of the fiscal year to the end of that fiscal quarter, and the related balance sheet as at the end of that fiscal quarter, all in reasonable detail, subject, however, to year-end audit adjustments.

7.2	(b) As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, fiscal year-end statements of income, changes in shareholders’ equity and cash flow of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) for that year, and the related balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance satisfactory to Lender and prepared by independent certified public accountants of recognized standing acceptable to Lender and (2) any management letters, management reports or other supplementary comments or reports delivered by those accountants to Borrower or its board of directors.

7.2	(c) As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of Guarantor, excluding the last fiscal quarter of Guarantor’s fiscal year, an interim statement of income of Guarantor (and, if applicable, Guarantor’s Subsidiaries, on a consolidated basis) for that fiscal quarter and the period from the beginning of the fiscal year to the end of that fiscal quarter, and the related balance sheet as at the end of that fiscal quarter, all in reasonable detail, subject, however, to year-end audit adjustments.

7.2	(d) As soon as available and in any event within 120 days after the end of each fiscal year of Guarantor, fiscal year-end statements of income, changes in shareholders’ equity and cash flow of Guarantor (and, if applicable, Guarantor’s Subsidiaries, on a consolidated basis) for that year, and the related balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance satisfactory to Lender and prepared by independent certified public accountants of recognized standing acceptable to Lender and (2) any management letters, management reports or other supplementary comments or reports delivered by those accountants to Borrower or its board of directors.

7.2	(e) Together with each delivery of financial statements required by this Section, a Compliance Certificate substantially in the form of Exhibit E.

7.2	(f) Copies of all regular or periodic financial and other reports that Borrower files with the Securities and Exchange Commission or any successor governmental agency or other entity.

7.3. Other Borrower Reports

Deliver to Lender:

7.3	(a) On or before the 25th day of each Calendar Quarter, a status report with respect to each Bridge Mortgage Loan pledged under this Agreement substantially in the form of Exhibit C as of the end of the prior Calendar Quarter, in form and substance satisfactory to Lender.

7.3	(b) A copy of any material change to the Underwriting Guidelines prior to the effective date of that change.

7.3	(c) Other reports in respect of Pledged Assets, including copies of purchase confirmations, if applicable, issued by Investors purchasing Pledged Loans from Borrower, in such detail and at such times as Lender in its discretion may reasonably request.

7.3	(d) With reasonable promptness, all further information regarding the business, operations, properties or financial condition of Borrower as Lender may reasonably request, including copies of any audits completed by HUD, Ginnie Mae, Fannie Mae or Freddie Mac.

Documents required to be delivered pursuant to Section 7.2 and this Section 7.3 may be delivered electronically and if so delivered, shall be deemed to have been delivered upon delivery or on the date on which Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; provided that: Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

7.4. Maintenance of Existence; Conduct of Business

Preserve and maintain its existence as a limited liability company in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business; and make no material change in the nature or character of its business.

7.5. Compliance with Applicable Laws

Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could result in a material adverse change in Borrower’s business, operations, assets, or financial condition as a whole or on the enforceability of this Agreement, the Warehousing Note, any other Loan Document or any Collateral, except where contested in good faith and by appropriate proceedings.

7.6. Inspection of Properties and Books; Operational Reviews

Permit Lender (and its authorized representatives) to discuss the business, operations, assets and financial condition of Borrower and its Subsidiaries with Borrower’s managers and other management officials, agents and employees, and to examine and make copies or extracts of Borrower’s and its Subsidiaries’ books of account, all as Lender may reasonably request. Provide its accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly all questions that the officers of Lender or any authorized representatives of Lender may reasonably address to them in reference to the financial condition or affairs of Borrower and its Subsidiaries. Borrower may have its representatives in attendance at any meetings held between the officers or other representatives of Lender and Borrower’s accountants under this authorization. Permit Lender (and its authorized representatives) access to Borrower’s premises and records for the purpose of conducting a review of Borrower’s general mortgage business methods, policies and procedures, auditing its loan files and reviewing the financial and operational aspects of Borrower’s business, all as Lender may reasonably request.

7.7. Notice

Give prompt Notice to Lender of (a) any action, suit or proceeding instituted by or against Borrower or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), which action, suit or proceeding has at issue in excess of $7,500,000 (or, in the case of a personal injury claim fully covered by insurance, $7,500,000), or any such proceedings threatened against Borrower or any of its Subsidiaries in a writing containing the details of that action, suit or proceeding; (b) the filing, recording or assessment of any federal, state or local tax Lien against Borrower, or any of its assets or any of its Subsidiaries; (c) an Event of Default; (d) a Default that continues for more than 5 days; (e) the occurrence of any ERISA Event; and (f) any other action, event or condition of any nature that may reasonably be expected to result in a Material Adverse Change.

7.8. Payment of Debt, Taxes and Other Obligations

Pay, perform and discharge, or cause to be paid, performed and discharged, all of the obligations and indebtedness of Borrower and its Subsidiaries, all taxes, assessments and governmental charges or levies imposed upon Borrower or its Subsidiaries or upon their respective income, receipts or properties before those taxes, assessments and governmental charges or levies become past due, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could become a Lien or charge upon any of their respective properties or assets, except in each case to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Change. Borrower and its Subsidiaries are not required to pay, however, any taxes, assessments and governmental charges or levies or claims for labor, materials or supplies for which Borrower or its Subsidiaries have obtained an adequate bond or insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued and for which proper reserves have been created.

7.9. Insurance

Maintain with financially sound and reputable insurance companies not Affiliates of Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.10. Closing Instructions

Indemnify and hold Lender harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or attorney to comply with Borrower’s disbursement or instruction letter relating to any Bridge Mortgage Loan. Lender has the right to pre-approve Borrower’s choice of title insurance company, agent or attorney and Borrower’s disbursement or instruction letter to them in any case in which Borrower intends to obtain a Warehousing Advance against the Bridge Mortgage Loan to be created at settlement or to pledge that Bridge Mortgage Loan as Collateral under this Agreement.

7.11. Other Loan Obligations

Perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which Borrower is bound or to which any of its property is subject, and promptly notify Lender in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its other lines of credit or agreements with any other lender. Exhibit F is a true and complete list of all such lines of credit or agreements as of the date of this Agreement. Borrower must give Lender at least 30 days Notice before entering into any additional lines of credit or loan agreements.

7.12. Use of Proceeds of Warehousing Advances

Use the proceeds of each Warehousing Advance for the purpose of funding Eligible Loans included in Collateral and other general business purposes of the Borrower.

8.	NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower must not, either directly or indirectly, without the prior written consent of Lender:

8.1. Restrictions on Fundamental Changes

Merge, dissolve, liquidate, consolidate with or into another Person, convert its equity securities or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, and Borrower has promptly provided Lender with written notice thereof, (i) any Subsidiary of the Guarantor may merge with the Guarantor or another Subsidiary of the Guarantor, provided that, if any such merger is with Guarantor, the Guarantor shall be the continuing or surviving Person, and (ii) any Subsidiary of the Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Guarantor or to another Subsidiary of the Guarantor; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of the Guarantor, then the transferee must either be the Guarantor or a wholly-owned Subsidiary of the Guarantor.

8.2. Accounting Changes

Make, or permit any Subsidiary of Borrower to make, any significant change in accounting treatment or reporting practices, except in compliance with GAAP, or change its fiscal year or the fiscal year of any Subsidiary of Borrower.

8.3. Minimum Consolidated Tangible Net Worth

Permit Guarantor’s Consolidated Tangible Net Worth at any time to be less than $350,000,000, computed as of the end of each calendar quarter.

8.4. Maximum Consolidated Leverage Ratio

Permit Guarantor’s Consolidated Leverage Ratio at any time to exceed 5.0 to 1, computed as of the end of each calendar quarter.

8.5. Minimum Liquidity

Permit the Unencumbered Liquidity of the Guarantor (and its Subsidiaries, on a consolidated basis) to be less than $15,000,000, computed as of the end of each calendar quarter.

8.6. Maximum Consolidated Senior Indebtedness Ratio

Permit the ratio of Consolidated Senior Indebtedness to Consolidated Tangible Net Worth of the Guarantor and its Subsidiaries at any time to exceed 3.5:1, computed as of the end of each calendar quarter.

8.7. Minimum Consolidated Interest and Distributions Coverage Ratio

Permit Guarantor’s Consolidated Interest and Distributions Coverage Ratio at any time to be less than 1.5:1, computed as of the end of each calendar quarter.

8.8. Underwriting Guidelines

Make any material change to the Underwriting Guidelines other than in accordance with Section 7.3(b) of this Agreement.

9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

9.1. Special Representations and Warranties Concerning Warehousing Collateral

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

9.1	(a) Borrower has not selected the Collateral in a manner so as to affect adversely Lender’s interests.

9.1	(b) Borrower is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted under this Agreement), of the Pledged Loans. All Pledged Loans have been duly authorized and validly issued to Borrower, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Lender, subject to no other Liens.

9.1	(c) Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

9.1	(d) Each Bridge Mortgage Loan and each related document included in the Pledged Loans (1) has been duly executed and delivered by the parties to that Bridge Mortgage Loan and that related document, (2) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (3) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the obligor or mortgagor under the Bridge Mortgage Loan or any other obligor on the Mortgage Note and (4) has not been modified, amended or any requirements of which waived, except in writing that is part of the Collateral Documents.

9.1	(e) Each Bridge Mortgage Loan is secured by a First Mortgage on the real property and improvements described in or covered by that Mortgage.

9.1	(f) Each Bridge Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage.

9.1	(g) Each Mortgage Loan has been evaluated or appraised in accordance with Title XI of FIRREA.

9.1	(h) The Mortgage Note for each Pledged Loan is (1) payable or endorsed to the order of Borrower, (2) an “instrument” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions and (3) is denominated and payable in United States dollars.

9.1	(i) No default has existed for 60 days or more under any Bridge Mortgage Loan included in the Pledged Loans unless otherwise permitted by Lender.

9.1	(j) No party to a Bridge Mortgage Loan or any related document is in violation of any applicable law, rule or regulation that would impair the collectibility of the Bridge Mortgage Loan or materially impair the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related document.

9.1	(k) All fire and casualty policies of the real property and improvements encumbered by each Mortgage included in the Pledged Loans and each Property (1) name and will continue to name Borrower and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance generally available.

9.1	(l) Each Property and Pledged Loan secured by real property and improvements located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

9.1	(m) The original assignments of Mortgage, if applicable, delivered to Lender for each Pledged Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

9.1	(n) None of the mortgagors, guarantors or other obligors of any Pledged Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2. Special Affirmative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower must:

9.2	(a) Warrant and defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons.

9.2	(b) Service or cause to be serviced all Mortgage Loans in accordance with the Underwriting Guidelines, including without limitation taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans. Borrower will hold all escrow funds collected in respect of Pledged Assets in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected.

9.2	(c) Pay (or require to be paid) prior to their becoming delinquent all taxes, assessments, insurance premiums, charges, encumbrances and liens now or hereafter imposed upon or affecting any Collateral (provided, that nothing herein shall require Borrower to discharge Liens on properties subject to Mortgage Loans serviced by Borrower).

9.2	(d) Execute and deliver to Lender with respect to the Collateral those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by Lender, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Lender under this Agreement.

9.2	(e) Compare the names of every mortgagor, guarantor and other obligor of every Bridge Mortgage Loan, together with appropriate identifying information concerning those Persons obtained by Borrower, against every Restriction List, and make certain that none of the mortgagors, guarantors or other obligors of any Bridge Mortgage Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2	(f) From and after the occurrence and during the continuance of an Event of Default, as soon as available but in no event later than 45 days after the request of Lender, deliver to Lender an appraisal of any Property securing a Pledged Loan, setting forth the Appraised Property Value of that Property.

9.2	(g) Review the Underwriting Guidelines periodically to confirm that those policies and procedures are being complied with in all material respects and are adequate to meet Borrower’s business objectives.

9.3. Special Negative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower must not, either directly or indirectly, without the prior written consent of Lender:

9.3	(a) Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Loans, except for amendments or modifications which (i) do not affect or relate to the principal, interest or any other payments due under the Pledged Loans, (ii) would not result in the Pledged Loans being ineligible to be financed under this Agreement and (iii) do not materially and adversely affect the mortgagee’s remedies under such Pledged Loans.

9.3	(b) Sell, transfer or assign, or grant any option with respect to, or pledge (except under this Agreement) any of the Collateral or any interest in any of the Collateral.

9.3	(c) Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

9.3	(d) Make any material change in the Underwriting Guidelines and procedures without providing Notice of that change to Lender pursuant to Section 7.3(b).

9.4. Special Representations and Warranties Concerning Bridge Mortgage Loans

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

9.4	(a) Each Bridge Mortgage Loan is a Mortgage Loan as to which Borrower has conducted its customary due diligence and review, including review of the financial condition of the obligor under the related Mortgage Note and inspection of the improved real property subject to the Mortgage, and such customary due diligence and review have not revealed facts that would adversely affect collectibility of the Bridge Mortgage Loan.

9.4	(b) Each Pledged Loan will be underwritten in accordance with the Underwriting Guidelines.

9.4	(c) The principal amount of each Bridge Mortgage Loan does not exceed $15,000,000.

9.4	(d) In the case of a Bridge Mortgage Loan, a portion of which will be used to repair or rehabilitate the improvements to the related real property, the portion of the proceeds of the Bridge Mortgage Loan to be used to finance the repair or rehabilitation of the improvements to the related real property does not exceed 20% of the stabilized value of the property, and that portion of the proceeds, net of any amounts disbursed at closing to pay for repairs or rehabilitation commenced before closing, must be deposited at closing into escrow under an escrow agreement with an escrow agent containing disbursement instructions satisfactory to Lender, in its sole discretion, and containing terms satisfactory to Lender, in its sole discretion, permitting Lender to effectuate the assignment of Borrower’s rights under the escrow agreement to Lender.

10.	DEFAULTS; REMEDIES

10.1. Events of Default

The occurrence of any of the following is an event of default (“Event of Default”):

10.1	(a) Borrower fails to pay the principal of any Warehousing Advance when due, whether at stated maturity, by acceleration, or otherwise; or fails to pay any installment of interest on any Warehousing Advance when due, whether at stated maturity, by acceleration, or otherwise; or fails to pay, within 5 days after the same becomes due, any other amount due under this Agreement or any other Obligation of Borrower to Lender.

10.1	(b) Borrower or any of its Subsidiaries fails to pay, or defaults in the payment of any principal or interest on, any other indebtedness or any contingent obligation within any applicable grace period or breaches or defaults with respect to any other material term of any other indebtedness or of any loan agreement, mortgage, indenture or other agreement relating to that indebtedness, if the effect of that failure to pay, breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, indebtedness of Borrower or its Subsidiaries in the aggregate amount of $7,500,000 or more to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).

10.1	(c) Borrower fails to perform or comply with any term or condition applicable to it contained in any Section of Article 8.

10.1	(d) Any representation or warranty made or deemed made by Borrower under this Agreement, in any other Loan Document or in any written statement or certificate at any time given by Borrower pursuant to the terms of this Agreement, other than the representations and warranties set forth in Article 9 with respect to specific Pledged Loans, is inaccurate or incomplete in any material respect on the date as of which it is made or deemed made.

10.1	(e) Borrower defaults in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to in Sections 10.1(a), 10.1(c) or 10.1(d) and such default has not been remedied or waived within 30 days after the earliest of (1) receipt by Borrower of Notice from Lender of that default, (2) receipt by Lender of Notice from Borrower of that default or (3) the date Borrower should have notified Lender of that default under Section 7.7(c) or 7.7(d).

10.1	(f) Any default or event of default occurs under the Repo Agreement.

10.1	(g) A case (whether voluntary or involuntary) is filed by or against Borrower or any Subsidiary of Borrower under any applicable bankruptcy, insolvency or other similar federal or state law; or a court of competent jurisdiction appoints a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Subsidiary of Borrower, or over all or a substantial part of their respective properties or assets (and any such involuntary case or appointment without the consent of the Borrower continues undismissed, undischarged or unstayed for 60 days); or Borrower or any Subsidiary of Borrower (1) consents to the appointment of or possession by a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Subsidiary of Borrower, or over all or a substantial part of their respective properties or assets, (2) makes an assignment for the benefit of creditors, or (3) fails, or admits in writing its inability, to pay its debts as those debts become due.

10.1	(h) Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $7,500,000 is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or 5 days before the date of any proposed sale under that money judgment, writ or warrant of attachment or similar process.

10.1	(i) Any order, judgment or decree decreeing the dissolution of Borrower is entered and remains undischarged or unstayed for a period of 20 days.

10.1	(j) Borrower purports to disavow the Obligations or contests the validity or enforceability of any Loan Document.

10.1	(k) Lender’s security interest on any portion of the Collateral becomes unenforceable or otherwise impaired and such has not been cured or waived.

10.1	(l) A Material Adverse Change occurs.

10.1	(m) Any Lien for any taxes, assessments or other governmental charges in excess of $7,500,000 (1) is filed against Borrower or any of its property, or is otherwise enforced against Borrower or any of its property, or (2) obtains priority that is equal to or greater than the priority of Lender’s security interest in any of the Collateral and such Lien is not release within 30 days of its filing.

10.1	(n) Any Person, other than Borrower or any controlled Affiliates of the Guarantor, is the servicer with respect to any Collateral.

10.2. Remedies

10.2	(a) If an Event of Default described in Section 10.1(g) occurs with respect to Borrower, the Warehousing Commitment will automatically terminate and the unpaid principal amount of and accrued interest on the Warehousing Note and all other Obligations will automatically become due and payable, without presentment, demand or other Notice or requirements of any kind, all of which Borrower expressly waives.

10.2	(b) If any other Event of Default occurs, Lender may, by Notice to Borrower, terminate the Warehousing Commitment and declare the Obligations to be immediately due and payable.

10.2	(c) If any Event of Default occurs, Lender may also take any of the following actions:

(1)	Foreclose upon or otherwise enforce its security interest in any Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

(2)	Notify all obligors under any of the Collateral that the Collateral has been assigned to Lender (or to another Person designated by Lender) and that all payments on that Collateral are to be made directly to Lender (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or Investor owes on any of the Collateral on terms acceptable to Lender; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Lie ns securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(3)	Prepare and submit for filing Uniform Commercial Code amendment statements evidencing the assignment to Lender or its designee of any Uniform Commercial Code financing statement filed in connection with any item of Collateral.

(4)	Act, or contract with a third party to act, at Borrower’s expense, as servicer or subservicer of Collateral requiring servicing, and perform all obligations required under any Collateral, including Servicing Contracts and Purchase Commitments.

(5)	Require Borrower to assemble and make available to Lender the Collateral and all related books and records at a place designated by Lender.

(6)	Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process(but in any event upon reasonable notice to Seller and during regular office hours), and require Borrower to perform all acts and take all action to permit Lender the right to use, without charge, Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner Lender deems necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document.

(7)	Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent Lender deems appropriate.

(8)	Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of Texas or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as Lender may determine, including sale under any applicable Purchase Commitment. Borrower waives any right it may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law. If notice is required under applicable law, Lender will give Borrower not less than 10 days’ notice of any public sale or of the date after which any private sale may be held. Borrower agrees that 10 days’ notice is reasonable notice. Lender may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by Lender until the purchaser pays the selling price or takes possession of the Collateral. Lender has no liability to Borrower if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, Lender may sell the Collateral again upon notice complying with this Section.

(9)	Instead of or in conjunction with exercising the power of sale authorized by Section 10.2(c)(8), Lender may proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose Lender’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(10)	Proceed against Borrower on the Warehousing Note.

(11)	Proceed against Guarantor on the Guaranty.

(12)	Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations under Section 10.3.

10.2	(d) Lender will incur no liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition. Borrower waives (to the extent permitted by law) any claims it may have against Lender arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that Lender might have obtained at a public sale, or was less than the aggregate amount of the outstanding Warehousing Advances, accrued and unpaid interest on those Warehousing Advances, and unpaid fees, even if Lender accepts the first offer received and does not offer the Collateral to more than one offeree. Borrower agrees that any sale of Collateral under the terms of a Purchase Commitment, or any other disposition of Collateral arranged by Borrower, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

10.2	(e) Borrower acknowledges that Bridge Mortgage Loans may be suitable for purchase by investors in the secondary mortgage market. Borrower agrees that Lender may purchase Pledged Loans at a private sale of such Collateral.

10.2	(f) Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (3) pursue any other remedy within its power. Lender is not required to take any action to preserve any rights of Borrower against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral or to preserve Borrower’s rights against other prior parties.

10.2	(g) Lender may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by Lender until repaid by Borrower, are deemed to be principal outstanding under this Agreement and the Warehousing Note.

10.2	(h) No failure or delay on the part of Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy. No single or partial exercise by Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by Lender, or Lender’s exercise of any other right, power or remedy. Without limiting the foregoing, Borrower waives all defenses based on the statute of limitations to the extent permitted by law. The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

10.2	(i) Borrower will perform all acts and take all action to permit Lender the right to use, without charge, Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any of the Collateral.

10.3. Application of Proceeds

Lender may apply the proceeds of any sale, disposition or other enforcement of Lender’s Lien on all or any portion of the Collateral to the payment of the Obligations in the order Lender determines in its sole discretion. From and after the indefeasible payment to Lender of all of the Obligations, any remaining proceeds of the Collateral will be paid to Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct. If the proceeds of any sale, disposition or other enforcement of the Collateral are insufficient to cover the costs and expenses of that sale, disposition or other enforcement and payment in full of all Obligations, Borrower is liable for the deficiency.

10.4. Lender Appointed Attorney-in-Fact

Borrower appoints Lender its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Warehousing Note and the other Loan Documents and taking any action and executing any instruments that Lender deems necessary or advisable to accomplish that purpose. Borrower’s appointment of Lender as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Lender may give notice of its Lien on the Collateral to any Person, either in Borrower’s name or in its own name, endorse all Pledged Loans payable to the order of Borrower, change or cause to be changed the book-entry registration or name of subscriber or Investor, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral or receive, endorse and collect all checks made payable to the order of Borrower representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans and give full discharge for those transactions.

10.5. Right of Set-Off

If Borrower defaults in the payment of any Obligation or in the performance of any of its duties under the Loan Documents, Lender may, without Notice to or demand on Borrower (which Notice or demand Borrower expressly waives), set-off, appropriate or apply any property of Borrower held at any time by Lender, or any indebtedness at any time owed by Lender to or for the account of Borrower, against the Obligations, whether or not those Obligations have matured.

11.	MISCELLANEOUS

11.1. Notices

Except where telephonic, electronic, or facsimile notice is expressly authorized by this Agreement, all communications required or permitted to be given or made under this Agreement (“Notices”) must be in writing and must be sent by manual delivery, overnight courier or United States mail (postage prepaid), addressed as follows (or at such other address as may be designated by it in a Notice to the other):

If to Borrower: MMA Construction Finance, LLC

621 East Pratt Street, Suite 300 Baltimore, Maryland 21202 Attention: Treasurer Facsimile: (410) 727-5387 With a copy to :	MMA Construction Finance, LLC

621 East Pratt Street, Suite 300

Baltimore, Maryland 21202 Attention: General Counsel Facsimile: (410) 727-5387 If to Lender:	620 West Germantown Pike, Suite 200

Plymouth Meeting, PA 19462

Attention: Paul Ulrich

Facsimile: (610) 828-7293

All periods of Notice will be measured from the date of delivery if delivered manually or by facsimile or electronic transmission, from the first Business Day after the date of sending if sent by overnight courier or from 4 days after the date of mailing if sent by United States mail, except that Notices to Lender under Article 2 shall be deemed to have been given only when actually received by Lender. Borrower authorizes Lender to accept Borrower’s Warehousing Advance Requests, shipping requests, wire transfer instructions and security delivery instructions transmitted to Lender by facsimile or electronic transmission and those documents, when transmitted to Lender by facsimile have the same force and effect as the originals.

11.2. Reimbursement Of Expenses; Indemnity

Borrower must: (a) pay all reasonable out-of-pocket costs and expenses incurred by Lender, including without limitation reasonable attorneys’ fees, in connection with the preparation and negotiation of this Agreement; (b) pay such additional documentation production fees as Lender may require and all reasonable out-of-pocket costs and expenses of Lender, including reasonable fees, service charges and disbursements of counsel to Lender, actually incurred in connection with the amendment, enforcement and administration of this Agreement, the Warehousing Note, and other Loan Documents, the making, repayment and payment of interest on the Warehousing Advances and the payment of all other Obligations under Loan Documents; (c) indemnify, pay, and hold harmless Lender and any other holder of the Warehousing Note from and against, all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save Lender and any other holder of the Warehousing Note harmless from and against all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (d) indemnify, pay and hold harmless Lender and all of its Affiliates, officers, directors, employees or agents and any subsequent holder of the Warehousing Note (collectively called the “Indemnitees”) from and against all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel to the Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnitees have been designated as parties to such proceeding) that may be imposed upon, incurred by or asserted against such Indemnitees in any manner relating to or arising out of this Agreement, the Warehousing Note, or any other Loan Document or any of the transactions contemplated by this Agreement, the Warehousing Note and the other Loan Documents, including against all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel to the Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnitees have been designated as parties to such proceeding) arising from any breach of Sections 9.1(n) or 9.2(e) or the making of any Bridge Mortgage Loan in which any mortgagor, guarantor or other obligor is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law (“Indemnified Liabilities”), except that Borrower has no obligation under this Agreement with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnitees. To the extent that the undertaking to indemnify, pay and hold harmless as set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower must contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The agreement of Borrower contained in this Article survives the expiration or termination of this Agreement and the payment in full of the Warehousing Note. Attorneys’ fees and disbursements incurred in enforcing, or on appeal from, a judgment under this Agreement are recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

11.3. Financial Information

All financial statements and reports furnished to Lender under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at the end of and for Borrower’s most recent fiscal year (except to the extent otherwise required to conform to good accounting practice).

11.4. Terms Binding Upon Successors; Survival of Representations

The terms and provisions of this Agreement are binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns. All of Borrower’s representations, warranties, covenants and agreements survive the making of any Warehousing Advance, and except where a longer period is set forth in this Agreement, remain effective for as long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed.

11.5. Assignment

Borrower cannot assign this Agreement. Lender may at any time, without Notice to or the consent of Borrower, transfer or assign, in whole or in part, its interest in this Agreement and the Warehousing Note along with Lender’s security interest in any of the Collateral, and any assignee of Lender may enforce this Agreement, the Warehousing Note and its security interest in the Collateral assigned.

11.6. Amendments

Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or supplemented unless the amendment, modification or supplement is set forth in writing signed by both Borrower and Lender.

11.7. Governing Law

This Agreement and the other Loan Documents are governed by the laws of the State of Texas, without reference to its principles of conflicts of laws.

11.8. Participations

Lender may at any time sell, assign or grant participations in, or otherwise transfer to any other Person (“Participant”), all or part of the Obligations. Without limiting Lender’s exclusive right to collect and enforce the Obligations, Borrower agrees that each participation will give rise to a debtor-creditor relationship between Borrower and the Participant, and Borrower authorizes each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker’s lien, or otherwise, against any assets of Borrower that may be held by that Participant. Borrower authorizes Lender to disclose to prospective and actual Participants all information in Lender’s possession concerning Borrower, this Agreement and the Collateral.

11.9. Relationship of the Parties

This Agreement provides for the making and repayment of Warehousing Advances by Lender (in its capacity as a lender) and Borrower (in its capacity as a borrower), for the payment of interest on those Warehousing Advances and for the payment of certain fees by Borrower to Lender. The relationship between Lender and Borrower is limited to that of creditor and secured party on the part of Lender and of debtor on the part of Borrower. The provisions of this Agreement and the other Loan Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of Lender to protect its interest as a creditor and secured party. Nothing in this Agreement creates or may be construed as permitting or obligating Lender to act as a financial or business advisor or consultant to Borrower, as permitting or obligating Lender to control Borrower or to conduct Borrower’s operations, as creating any fiduciary obligation on the part of Lender to Borrower, or as creating any joint venture, agency, partnership or other relationship between Lender and Borrower other than as explicitly and specifically stated in the Loan Documents. Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choice in connection with the negotiation and execution of the Loan Documents and to obtain the advice of that counsel with respect to all matters contained in the Loan Documents, including the waivers of jury trial and of punitive, consequential, special or indirect damages contained in Sections 11.16 and 11.17, respectively. Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to Lender for credit and to execute and deliver this Agreement.

11.10. Severability

If any provision of this Agreement is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Agreement.

11.11. Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

11.12. Headings/Captions

The captions or headings in this Agreement and the other Loan Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Loan Document.

11.13. Entire Agreement

This Agreement, the Warehousing Note and the other Loan Documents represent the final agreement among the parties with respect to their subject matter, and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. There are no oral agreements among the parties with respect to the subject matter of this Agreement, the Warehousing Note and the other Loan Documents.

11.14. Consent to Jurisdiction

AT THE OPTION OF LENDER, THIS AGREEMENT, THE WAREHOUSING NOTE AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF TEXAS BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF THOSE COURTS, AND WAIVES ANY OBJECTION TO THE JURISDICTION OR VENUE OF THOSE COURTS, INCLUDING THE OBJECTION THAT VENUE IN THOSE COURTS IS NOT CONVENIENT. ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE COMMENCED AND INSTITUTED BY SERVICE OF PROCESS UPON BORROWER BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT ITS ADDRESS LAST KNOWN TO LENDER. BORROWER’S CONSENT AND AGREEMENT UNDER THIS SECTION DOES NOT AFFECT LENDER’S RIGHT TO ACCOMPLISH SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR COURT. IN THE EVENT BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, LENDER AT ITS OPTION MAY HAVE THE CASE TRANSFERRED TO A STATE OR FEDERAL COURT WITHIN THE STATE OF TEXAS OR, IF A TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, MAY HAVE BORROWER’S ACTION DISMISSED WITHOUT PREJUDICE.

11.15. Waiver of Jury Trial

BORROWER AND LENDER EACH PROMISES AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND FULLY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT NOW EXISTS OR ARISES AFTER THE DATE OF THIS AGREEMENT. THIS WAIVER OF THE RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE APPLY. LENDER AND BORROWER ARE EACH AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO TRIAL BY JURY. FURTHER, BORROWER AND LENDER EACH CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY, INCLUDING THE OTHER PARTY’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY OF ITS REPRESENTATIVES OR AGENTS THAT THE OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

11.16. Waiver of Punitive, Consequential, Special or Indirect Damages

BORROWER WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM LENDER OR ANY OF LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY BORROWER AGAINST LENDER OR ANY OF LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY BORROWER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES WOULD OTHERWISE APPLY. LENDER IS AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.

12.	DEFINITIONS

12.1. Defined Terms

Capitalized terms defined below or elsewhere in this Agreement have the following meanings or, as applicable, the meanings given to those terms in Exhibits to this Agreement:

"Accrual Basis” has the meaning set forth in Section 3.1(b).

"Advance Rate” means, with respect to any Eligible Loan, the Advance Rate set forth in Exhibit H for that type of Eligible Loan.

"Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 10% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 10% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

"Agreement” means this Warehousing Credit and Security Agreement, either as originally executed or as it may be amended, restated, renewed or replaced.

"Appraised Property Value” means with respect to an interest in real property, the then current fair market value of the real property and any improvements on it as of recent date determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers.

"Approval Request” means a request for approval of a Warehousing Advance in the form of Exhibit A-APP-BR

"Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

"Audited Statement Date” means December 31, 2005.

"Borrower” has the meaning set forth in the first paragraph of this Agreement.

"Bridge Loan Approval Request” has the meaning set forth in Section 2.1.

"Bridge Mortgage Loan” has the meaning set forth in Exhibit H.

"Business Day” means any day other than Saturday, Sunday or any other day on which Lender is closed for business.

"Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

"Cash Collateral Account” means a demand deposit account maintained at Lender in Lender’s name and designated for receipt of the proceeds of the sale or other disposition of Collateral.

"Closing Date” has the meaning set forth in the Recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

"Collateral” has the meaning set forth in Section 4.1.

"Collateral Documents” means, with respect to each Bridge Mortgage Loan, (a) the Mortgage Note, the Mortgage and all other documents including, if applicable, any Security Agreement, executed in connection with or relating to the Bridge Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA Commitment to Insure, or private mortgage insurance, the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note; (c) any other document listed in the applicable Exhibit B; and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an Investor or that is customarily executed by the seller of a Mortgage Note to an Investor.

"Committed Purchase Price” means for an Eligible Loan the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Eligible Loan.

"Compliance Certificate” means a certificate executed on behalf of Borrower by its manager having principal financial accounting responsibilities, substantially in the form of Exhibit E.

"Consolidated CAD” means for any period of determination, the cash available for distribution for such period, as determined in accordance with Guarantor’s policies and procedures for determining cash available for distribution (a) as reflected in its earnings packages furnished to the SEC as supporting documentation for the financial information contained in its periodic filings on Form 10-K or Form 10-QA or any relevant filings on Form 8-K or (b) as otherwise made available to Guarantor’s investors and research analyst from time to time.

"Consolidated Debt” means the total liabilities minus deferred taxes of Guarantor and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP, excluding any liabilities of Guarantor and its Subsidiaries existing solely the application of FIN46.

"Consolidated Interest Charges and Distribution” means for any period, for the Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount fees, charges and related expenses of the Guarantor and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Guarantor and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) Restricted Payments made with respect to the preferred shares of Guarantor and its Subsidiaries provided, that there shall be excluded any interest which would otherwise have been included herein solely as result of application of FIN 46.

"Consolidated Interest and Distributions Coverage Ratio” means, as of any date of determination, for Guarantor and its Subsidiaries on a consolidated basis the ratio of (a) Consolidated CAD for the four fiscal quarters most recently ended for which the Guarantor has delivered or should have delivered financial statements in accordance with this Agreement, plus Consolidated Interest Charges and Distributions for such periods to (b) Consolidated Interest Charges and Distributions for such period.

"Consolidated Leverage Ratio” means, as of any date of determination, for Guarantor and its Subsidiaries on a consolidated basis, the ratio of Consolidated Debt to Consolidated Tangible Net Worth of the Guarantor and its Subsidiaries on that date.

"Consolidated Senior Indebtedness” means, as of any date of determination, for Guarantor and its Subsidiaries on a consolidated basis, the aggregate amount of the following liabilities which would be shown on the consolidated balance sheet of the Guarantor and its Subsidiaries prepared in accordance with GAAP: (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Guarantor or a subsidiary is a general partner or joint venture, unless such indebtedness is expressly made non-recourse to the Borrowers or such subsidiary, excluding, however (i) Subordinated Debt and (ii) any such Indebtedness which exists solely as a result of the application of FIN 46.

"Consolidated Tangible Net Worth” means, as of any date of determination, for Guarantor and its Subsidiaries on a consolidated basis, the difference of (a) Shareholders’ Equity of Guarantor and its Subsidiaries on that date minus (b) the Intangible Assets of Guarantor and its Subsidiaries on that date, provided, that the determination of Consolidated Tangible Net Worth shall be adjusted to exclude the effects of FIN 46.

"Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice or the lapse of time, would constitute an Event of Default.

"Default Rate” means, for any Warehousing Advance, the Interest Rate applicable to that Warehousing Advance plus 4% per annum. If no Interest Rate is applicable to a Warehousing Advance, “Default Rate” means, for that Warehousing Advance, the highest Interest Rate then applicable to any outstanding Warehousing Advance plus 4% per annum.

“Deposit Agreement” means that certain letter agreement dated June 3, 2005 between Washington Mutual and Municipal Mortgage & Equity, LLC regarding deposit accounts maintained at Washington Mutual.

"Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transferor other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Eligible Loan” means a Bridge Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit H.

"Equity Interests” means all shares, interests, participations or other equivalents, however, designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, partnership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time, and any successor statute, rules and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower, Guarantor, or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower, Guarantor, or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA upon Borrower, Guarantor, or any ERISA Affiliate in connection with the termination of a Pension Plan.

"Event of Default” means any of the conditions or events set forth in Section 10.1.

"Exchange Act” means the Securities Exchange Act of 1934 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

"Exhibit A” means Exhibit A-BR, Exhibit A-APP-BR,

"Fair Market Value” means, at any time for an Eligible Loan as of any date of determination, (a) the Committed Purchase Price if the Eligible Loan is covered by a Purchase Commitment from Fannie Mae or Freddie Mac, or (b) otherwise, the market price for such Eligible Loan determined by Lender based on market data for similar Bridge Mortgage Loans and such other criteria as Lender deems appropriate in its sole discretion.

"Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

"FHA” means the Federal Housing Administration and any successor agency or other entity.

"FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

"FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

"First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

"First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

"Fraudulent Loan” means any Mortgage Loan (a) originated based on any material untrue, incomplete or inaccurate information, whether or not Borrower had knowledge of such misrepresentation or inaccurate information, or (b) that, for any reason, including, without limitation, any fraudulent activity on the part of the mortgagor or Borrower, does not constitute the legal, valid and binding obligation of the mortgagor or other obligor with respect to such Mortgage Loan, enforceable against such mortgagor or other obligor in accordance with its terms.

"Freddie Mac” means the Federal Home Loan Mortgage Corporation, a corporation created under the laws of the United States, and any successor corporation or other entity.

"GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Ginnie Mae” means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

"Guarantor” means Municipal Mortgage & Equity, LLC, a Delaware limited liability company.

"Guaranty” means a Guaranty in substantially the form of Exhibit J hereto dated of even date herewith executed by the Guarantor, as it may be amended, supplemented, renewed, restated or replaced from time to time.

"Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

"HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

"Indemnified Liabilities” has the meaning set forth in Section 11.2.

"Indemnitees” has the meaning set forth in Section 11.2.

"Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, and unamortized debt discount.

"Interest Rate” means, for any Warehousing Advance, the LIBOR Rate plus the number of basis points determined by the Net Investable Balances of the Borrower as specified in the first chart below; provided, however, the Interest Rate as applied to NIB Advances shall be equal to the fixed percentages per annum set forth in the second chart below:

Net Investable Balances	Basis Points
< $20,000,000	185 basis points (1.85%)

=$20,000,000 but <$30,000,000	175 basis points (1.75%)

=$30,000,000	165 basis points (1.65%)

NIB Advances	Interest Rate
< $20,000,000	1.85%

=$20,000,000 but <$30,000,000	1.70%

=$30,000,000	1.55%

"Interim Statement Date” means March 31, 2006.

"Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

"Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

"Investor” means Fannie Mae, Freddie Mac or a financially responsible private institution that Lender deems acceptable, in its sole discretion.

"Lender” has the meaning set forth in the first paragraph of this Agreement.

“LIBOR Rate” means the rate of interest equal to the London Interbank Offered Rate for U.S. dollar deposits for an interest period of one (1) month as quoted or published by Telerate, Bloomberg or any other rate quoting service, selected by Lender in its sole discretion for an interest period of one (1) month, effective two (2) Business Days from the date of quotation. In the event such rate quoting service ceases to be selected by Lender, Lender’s determination of the LIBOR Rate shall be conclusive and binding on Borrower absent manifest error.

"Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

"Loan Documents” means this Agreement, the Warehousing Note, the Guaranty, any agreement of Borrower relating to Subordinated Debt, and each other document, instrument or agreement executed by Borrower in connection with any of those documents, instruments and agreements, as originally executed or as any of the same may be amended, restated, renewed or replaced.

"Loan-to-Value Ratio” means, for any Bridge Mortgage Loan, the ratio of (a) the maximum amount that may be borrowed under the Bridge Mortgage Loan (whether or not borrowed) at the time of origination, plus the Mortgage Note Amounts of all other Mortgage Loans secured by senior or pari passu Liens on the related Property, to (b) the Appraised Property Value of the related Property.

"Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Material Adverse Change” means any (i) material adverse effect upon the validity, performance or enforceability of this Agreement, (ii) material adverse effect upon the properties, business or condition, financial or otherwise, of Borrower or Guarantor or (iii) material adverse effect upon the ability of Borrower or Guarantor to fulfill its obligations under this Agreement and the Guaranty.

"Maximum Rate” means the maximum lawful non-usurious rate of interest (if any) that, under applicable law, the Lender may charge the Borrower on the Obligations from time to time. To the extent that the interest rate laws of the State of Texas are applicable and unless changed in accordance with law, the applicable rate ceiling shall be the weekly ceiling determined in accordance with Chapter 303 of the Texas Finance Code, as amended.

"Miscellaneous Fees and Charges” means all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Warehousing Advances and Collateral, including costs for Uniform Commercial Code, tax lien and judgment searches conducted by Lender, filing fees, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, service fees and overdraft charges.

"Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed.

"Mortgage-backed Securities” means securities that are secured or otherwise backed by Pledged Loans.

"Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement, including, without limitation, a Bridge Mortgage Loan.

"Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Security Agreements.

"Mortgage Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

"Mortgage Pool” means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

“Multiemployer Plan” means any employee benefit plan subject to Title IV of ERISA of the type described in Section 4001(a)(3) of ERISA, to which Borrower, Guarantor, or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Multifamily Mortgage Loan” means a Mortgage Loan secured by a Multifamily Property.

"Multifamily Property” means real property that contains more than 4 dwelling units.

"Net Investable Balances” means, as of any date of determination, the average collected balances in non-interest bearing deposit accounts controlled or maintained by the Guarantor and its Subsidiaries in accounts at Lender, less balances to support float, activity charges, reserve requirements, Federal Deposit Insurance Corporation insurance premiums and such other assessments as may be imposed by governmental authorities from time to time.

"NIB Advances” means, as of any date of determination, the amount of the aggregate outstanding unpaid Warehousing Advances on any date that are equal to the Net Investable Balances on such date. For the purposes of calculating the amount of NIB Advances at the time of any determination, Net Investable Balances may be used only to the extent such amounts were not used to the determine the fee payable to Municipal Mortgage & Equity, LLC under the Deposit Agreement and/or the Investment Rate as applied to Combined Outstandings matched to Net Investable Balances under the Repo Agreement. In connection with the foregoing, Borrower and Lender agree that the Net Investable Balances shall be used in the following priority: (1) first, used in accordance with this Agreement to determine the Interest Rate applicable to NIB Advances, (2) second, used in accordance with the Repo Agreement to determine the Investment Return Rate, and (3) the balance, if any, used to determine the fee, if any, payable to Municipal Mortgage & Equity, LLC under the Deposit Agreement

"Notices” has the meaning set forth in Section 11.1.

"Obligations” means all indebtedness, obligations and liabilities of Borrower to Lender and Lender’s Subsidiaries (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including Borrower’s obligations and liabilities to Lender under the Loan Documents and disbursements made by Lender for Borrower’s account.

"Operating Account” means a demand deposit account maintained at Lender in Borrower’s name.

"Overdraft Advance” has the meaning set forth in Section 3.6.

"Participant” has the meaning set forth in Section 11.8.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan, and is sponsored or maintained by Borrower, Guarantor, or any ERISA Affiliate or to which Borrower, Guarantor, or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower, Guarantor, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV, any ERISA Affiliate.

"Pledged Assets” means Pledged Loans.

"Pledged Hedging Accounts” has the meaning set forth in Section 4.1(f).

"Pledged Hedging Arrangements” has the meaning set forth in Section 4.1(f).

"Pledged Loans” has the meaning set forth in Section 4.1(b).

"Prime Rate” means, on any day, the rate announced by Lender as its Prime Rate.

"Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

"Projected Net Operating Income” means, with respect to any Property, the following amount (determined for the 12 months following the date of the related Warehousing Advance):

PNOI = PFOR — VR — NOE,

where “PNOI” means Projected Net Operating Income, “PFOR” means the projected amount of rent that would be paid by tenants of such related property assuming (a) full occupancy thereof and (b) an average rental rate equal to the lower of the actual current average rental rate for such property or the current market rental rate for comparable properties, “VR” means the projected amount of PFOR that will not be received as a result of vacancies, assuming a vacancy rate equal to the greater of the actual current vacancy rate for such property and the current market vacancy rate for comparable properties, and rent concessions agreed to with existing tenants, and “NOE” means the projected net operating expenses (i.e., total expenses minus interest expense) for such related property.

"Property” means a Multifamily Property securing a Mortgage Loan.

"Property Debt Service Coverage Ratio” means, at any date of determination for any Property, the ratio of (a) the Projected Net Operating Income of the subject Property, as determined by Borrower in accordance with GAAP, to (b) projected interest expense and scheduled payments in respect of the related Bridge Mortgage Loan, as applicable, for the 12 months after such date of determination.

"Purchase Commitment” means a written commitment, in form and substance satisfactory to Lender, issued in favor of Borrower by an Investor under which that Investor commits to purchase Bridge Mortgage Loans or Mortgage-backed Securities.

"Rating Agency” means any nationally recognized statistical rating organization that in the ordinary course of its business rates Mortgage-backed Securities.

"Release Amount” has the meaning set forth in Section 4.3(d).

“Repo Agreement” means that certain Multifamily and Health Care Mortgage Loan Repurchase Agreement dated May 31, 2006 by and between MMA Mortgage Investment Corporation, a Florida corporation and Washington Mutual as it has been or may from time to time be supplemented, modified or amended.

"Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Guarantor or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

"Restriction List” and “Restriction Lists” means each and every list of Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services. For the purposes of this Agreement, Restriction Lists include the list of Specifically Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

"Second Mortgage” means a Mortgage that constitutes a second Lien on the real property and improvements described in or covered by that Mortgage.

"Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

"Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

"Senior Housing Facility” means a real property that contains more than 4 dwelling units and derives more than 20% of its revenue from rental units dedicated to assisted living residences for senior citizens. A Senior Housing Facility shall not include a retirement service center, a continuing care facility, a skilled nursing facility, an adult day care center, a board and care facility, an intermediate care facility, a nursing home or a hospital.

"Senior Housing Mortgage Loan” means a Mortgage Loan secured by a Mortgage on a Senior Housing Facility.

"Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Bridge Mortgage Loans.

"Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

"Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Guarantor and its Subsidiaries as of that date determined in accordance with GAAP.

"Shipped Period” means the maximum number of days specified in Exhibit H during which a Warehousing Advance may remain outstanding against a Pledged Loan that has been sent to an Investor or a custodian for an Investor for examination and purchase.

"Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

"Sublimit” means the aggregate amount of Warehousing Advances (expressed as a dollar amount or as a percentage of the Warehousing Commitment Amount) that is permitted to be outstanding at any one time against a specific type of Eligible Loan.

"Subordinated Debt” means all indebtedness of Borrower for borrowed money that is effectively subordinated in right of payment to all present and future Obligations either (1) under a Subordination of Debt Agreement on the form prescribed by Lender or (2) otherwise on terms acceptable to Lender.

"Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

"Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Third Party Originated Loan” means a Bridge Mortgage Loan originated and funded by a third party (other than with funds provided by Borrower at closing to purchase the Bridge Mortgage Loan) and subsequently purchased by Borrower.

"Trust Receipt” means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to Borrower for correction or completion.

"Underwriting Documents” means, with respect to any Bridge Loan submitted to Lender pursuant to Section 2.1 hereof, the reports, certificates, documents and other information included in the underwriting package and used by Borrower in evaluating and approving such Bridge Loan, including, but not limited to, items listed in the applicable Exhibit B.

"Underwriting Fee” has the meaning set forth in Exhibit I.

"Underwriting Guidelines” means Borrower’s policies and procedures for underwriting Bridge Mortgage Loans secured by Multifamily Properties, as in effect on the date of this Agreement, a copy of which has been provided to and approved by Lender, as the same may be modified from time to time in accordance with this Agreement.

"Unencumbered Liquidity” means, as of any date of determination, for any Person, the aggregate market value of the following assets owned by such Person and which are neither (i) the subject of any Lien nor (it) being held for the benefit of third parties or otherwise restricted: (a) cash, and obligations issued or guaranteed by the United States of America, (b) marketable direct obligations issued or guaranteed by any Person controlled or supervised by and acting as an agency or instrumentality of the United States of America pursuant to authority granted by the Congress of the United States, and maturing within one year of the date of acquisition thereof, (c) certificates of deposit issued, or banker’s acceptances drawn on and accepted by, or money market accounts or time deposits in, commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $50,000,000, and maturing within one year of the date of acquisition thereof, (d) repurchase agreements maturing within one year of the date of acquisition thereof with any such commercial bank, or with broker-dealers or other institutions, that are secured by marketable direct obligations issued or guaranteed by the United States of America or an agency or instrumentality thereof, (e) other money market instruments and mutual funds, substantially all of the assets of which are invested in any or all of the investments described in clauses (a) through (d) above, and(f) commercial paper (other than commercial paper issued by any Borrower or any of its Affiliates), maturing no more than ninety (90) days after the date of creation thereof, and with a rating of at least P-l by Moody’s or A-l by S&P on the date of acquisition (the value of which shall be determined in accordance with generally accepted accounting principles).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"Warehouse Period” means, for any Eligible Loan, the maximum number of days a Warehousing Advance against that type of Eligible Loan may remain outstanding as set forth in Exhibit H.

"Warehousing Advance” means a disbursement by Lender under Section 1.1.

"Warehousing Advance Request” has the meaning set forth in Section 2.1.

"Warehousing Collateral Value” means, as of any date of determination, (a) with respect to any Eligible Loan, the lesser of (1) the amount of any Warehousing Advance made, or that could be made, against such Eligible Loan under Exhibit H or (2) an amount equal to the Advance Rate for the applicable type of Eligible Loan multiplied by the Fair Market Value of such Eligible Loan; and (b) with respect to cash, the amount of the cash.

"Warehousing Commitment” means the obligation of Lender to make Warehousing Advances to Borrower under Section 1.1.

"Warehousing Commitment Amount” means $70,000,000.

"Warehousing Commitment Fee” has the meaning set forth in Section 3.4.

"Warehousing Commitment Termination Date” has the meaning set forth in Section 1.2.

"Warehousing Maturity Date” means October 31, 2008 or such earlier date as set forth in Section 1.2.

"Warehousing Note” has the meaning set forth in Section 1.3.

"Wire Disbursement Account” means a demand deposit account maintained at Lender in Lender’s name for clearing wire transfers requested by Borrower to fund Warehousing Advances.

12.2. Other Definitional Provisions; Terms of Construction

12.2	(a) Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

12.2	(b) Defined terms may be used in the singular or the plural, as the context requires.

12.2	(c) All references to time of day mean the then applicable time in Chicago, Illinois, unless otherwise expressly provided.

12.2	(d) References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

12.2	(e) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

12.2	(f) Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

12.2	(g) All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Warehousing Note are irrevocably paid in full and the Warehousing Commitment is terminated.

12.2	(h) All references to the Uniform Commercial Code shall be deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

12.2	(i) Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MMA CONSTRUCTION FINANCE, LLC

a Maryland limited liability company

	By:	MuniMae Holdings, LLC, its Sole Member
By: Municipal Mortgage & Equity, LLC
By: _/s/ Gary A. Mentesana_________
Name: Gary A. Mentesana_________
Title: _Executive Vice President____
Closing Date:	WASHINGTON MUTUAL BANK,
a federal association
May 31, 2006
(to be completed by Lender)
	By:	/s/ John L. Thomas

Name: John L. Thomas

Title: Vice President